Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Declares $0.01 per Share Dividend for Q1 2014

New York, New York, May 7, 2014 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three months ended March 31, 2014.

The following financial review discusses the results for the three months ended March 31, 2014 and March 31, 2013.

First Quarter 2014 and Year-to-Date Highlights

•	Declared a $0.01 per share dividend payable on or about May 27, 2014 to all shareholders of record as of May 20, 2014 based on Q1 2014 results;

•	Recorded a net loss of $3.5 million, or $0.06 basic and diluted net loss per share for the first quarter; and

•	Exercised our option to acquire two additional Ultramax newbuildings, to be named the Baltic Scorpion and the Baltic Mantis, for an aggregate purchase price of $56.0 million.

Financial Review: 2014 First Quarter

The Company recorded a net loss for the first quarter of 2014 of $3.5 million, or $0.06 basic and diluted net loss per share. Comparatively, for the three months ended March 31, 2013, the Company recorded a net loss of $5.1 million, or $0.23 basic and diluted net loss per share.

EBITDA was $3.1 million for the three months ended March 31, 2014 versus $(0.4) million for the three months ended March 31, 2013.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the first quarter, we benefitted from the successful integration of our two newly acquired Capesize vessels and two Handysize vessels into our operating platform. In maintaining our focus on expanding Baltic Trading’s modern, high quality fleet, we exercised an option in January to acquire two additional Ultramax newbuildings under the same specifications and purchase price as the two Ultramax newbuildings we previously agreed to acquire last year. With these four eco-design vessels, which are scheduled to be delivered between the third quarter of 2014 and third quarter of 2015, we have further enhanced our ability to provide superior customer service and strengthened our long-term commercial prospects. As we continue to execute our growth strategy, we declared a first quarter dividend of $0.01 per share, increasing the cumulative dividend declared by the Company to $1.10 per share since going public in March 2010.”

The Company’s revenues increased by 119% to $13.1 million for the three months ended March 31, 2014 compared to $6.0 million for the three months ended March 31, 2013.  The increase was primarily due to higher spot market rates achieved by our vessels as well as the increase in the size of our fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $11,229 per day for the three months ended March 31, 2014 as compared to $6,685 for the three months ended March 31, 2013. The increase in TCE was primarily due to higher spot rates achieved by the vessels in our fleet as well as the operation of two additional Capesize vessels during the first quarter of 2014 versus the first quarter of 2013.  During the first quarter of 2014, additional iron ore capacity coupled with a mild wet season in Australia led to a 19% increase of Chinese iron ore imports. However, the impact of incremental Australian ore was partially offset by the seasonal drop in Brazilian iron ore cargoes, Indonesia’s mineral ore ban and the delayed onset of South American grain season. Furthermore, the continued delivery of newbuilding tonnage and the tightening of credit availability for Chinese commodity importers all contributed to negatively influence freight rates during the quarter.

Total operating expenses were $15.1 million for the three months ended March 31, 2014 compared to $10.1 million for the three months ended March 31, 2013. Vessel operating expenses increased to $6.6 million for the three months ended March 31, 2014 from $3.9 million for the three months ended March 31, 2013 primarily due to the increase in the size of our fleet as well as higher maintenance related expenses incurred during drydocking and higher crew costs. General, administrative and technical management expenses were $2.0 million for the first quarter of 2014 compared to $1.3 million for the first quarter of 2013. The increase was primarily a result of an increase in the size of our fleet as well as higher non-cash compensation. Depreciation and amortization expenses increased to $5.1 million for the three months ended March 31, 2014 versus $3.6 million for the three months ended March 31, 2013 due to the increase in the size of our fleet.

Daily vessel operating expenses, or DVOE, increased to $5,599 per vessel per day for the first quarter of 2014 from $4,771 per vessel per day for the same quarter of 2013 due to higher maintenance related expenses incurred during drydocking and higher crew costs. Our first quarter DVOE are above our 12-month budget established at the beginning of this year due to the timing of the drydocking of three of the 13 vessels in our fleet during this period as well as higher than budgeted expenses for repair and maintenance as well as stores and supplies in the drydockings. In the second quarter of 2014, we expect to drydock an additional three vessels. We believe daily vessel operating expenses are best measured for comparative purposes over a

12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, we expect DVOE for 2014 to remain at approximately $5,400 per vessel per day on a weighted average basis for the entire year.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2014 was $1.4 million compared to net cash used in operating activities of $2.1 million for the three months ended March 31, 2013. The $3.5 million change in cash provided by operating activities was a result of a lower recorded net loss in the amount of $3.5 million for the three months ended March 31, 2014 compared to a net loss of $5.1 million for the three months ended March 31, 2013.  As a result of the increase in the size of our fleet, depreciation increased by $1.5 million for the three months ended March 31, 2014 compared to the prior year period.  Additionally, there was a $2.3 million increase in accounts payable and accrued expenses related to the timing of drydocking related expenses incurred during the first quarter of 2014 partially offset by a $1.9 million increase in prepaid expenses and other current assets, as well as a $1.7 million increase in deferred drydocking costs incurred as three of our vessels were drydocked during the first quarter of 2014. Lastly, there was a decrease of receivables totaling $1.3 million due to the timing of payments received from charterers.

Net cash used in investing activities for the three months ended March 31, 2014 was $17.2 million and primarily related to deposits made for our newbuilding Ultramax vessels.  For the three months ended March 31, 2013, there was no cash used in investing activities.

Net cash used in financing activities for the three months ended March 31, 2014 was $3.0 million as compared to $0.2 million for the three months ended March 31, 2013. The increase in net cash used in financing activities was primarily a result of a $0.7 million repayment of debt under our $44 Million Term Loan Facility, a $0.4 million repayment of debt under our $22 Million Term Loan Facility, $0.1 million for payments of common stock issuance costs and $0.1 million for payments of deferred financing costs. Cash dividends paid for the three months ended March 31, 2014 were $1.7 million compared to $0.2 million paid during the same period of 2013.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  Three of our vessels were drydocked during the first quarter of 2014, and we currently expect three of our vessels to be drydocked during the second quarter of 2014.

As previously announced, we have initiated a fuel efficiency upgrade program for certain of our vessels. We believe this program will generate considerable fuel savings going forward and increase the future earnings potential for these vessels. The cost of the upgrades, which will be performed under the planned drydocking schedule, is expected to be approximately $250,000 per vessel and is included in our estimated drydocking costs below. The upgrades have been successfully installed on three of our vessels, the Baltic Cougar, the Baltic Panther and the Baltic Wind, which completed their planned drydocking during the first quarter of 2014.

We estimate our capital expenditures related to drydocking for our fleet through the remainder of 2014 to be:

	Q2 2014	Q3-Q4 2014
Estimated Costs (1)	$2.7 million	-
Estimated Offhire Days (2)	60	-

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.  These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The drydockings for the Baltic Cougar, the Baltic Panther and the Baltic Wind were completed during the first quarter.  These vessels were on planned offhire for 56.5 days in connection with the scheduled drydockings.  Capitalized costs associated with these drydockings incurred during the first quarter of 2014 were approximately $1.7 million.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended
	March 31, 2014	March 31, 2013
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues	$13,091	$5,986

Operating expenses:
Voyage expenses	420	582
Voyage expenses to parent	168	73
Vessel operating expenses	6,551	3,864
General, administrative and technical management fees	1,972	1,291
Management fees to parent	878	608
Depreciation and amortization	5,103	3,643
Total operating expenses	15,092	10,061

Operating loss	(2,001)	(4,075)

Other (expense) income:
Other (expense) income	(20)	7
Interest income	10	1
Interest expense	(1,510)	(1,016)
Other expense, net	(1,520)	(1,008)

Loss before income taxes	(3,521)	(5,083)
Income tax expense	(12)	-

Net loss	$(3,533)	$(5,083)

Net loss per share - basic	$(0.06)	$(0.23)

Net loss per share - diluted	$(0.06)	$(0.23)

Shares used in per share calculation - basic	56,165,944	22,357,844

Shares used in per share calculation - diluted	56,165,944	22,357,844

	March 31, 2014	December 31, 2013
BALANCE SHEET DATA:	(unaudited)
Cash	$39,461	$58,193
Current assets	49,704	66,690
Total assets	553,564	557,367
Current liabilities	10,194	8,639
Total long-term debt (including current portion)	166,813	167,875
Shareholders' equity	380,807	385,103

	Three Months Ended
	March 31, 2014	March 31, 2013
	(unaudited)

Net cash provided by (used in) operating activities	$1,422	$(2,096)
Net cash used in investing activities	(17,173)	-
Net cash used in financing activities	(2,981)	(230)

	Three Months Ended
	March 31, 2014	March 31, 2013
FLEET DATA:	(unaudited)
Total number of vessels at end of period	13	9
Average number of vessels (1)	13.0	9.0
Total ownership days for fleet (2)	1,170	810
Total available days for fleet (3)	1,114	798
Total operating days for fleet (4)	1,108	797
Fleet utilization (5)	99.5%	100.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$11,229	$6,685
Daily vessel operating expenses per vessel (7)	5,599	4,771

	Three Months Ended
	March 31, 2014	March 31, 2013
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net loss	$(3,533)	$(5,083)
+ Net interest expense	1,500	1,015
+ Depreciation and amortization	5,103	3,643
+ Income tax expense	12	-
EBITDA(8)	$3,082	$(425)

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

Our current fleet contains five groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of May 7, 2014, the average age of our current fleet was 4.1 years, as compared to the average age for the world fleet of approximately nine years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s fleet and information on vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery(2)

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	February 2015	101.5% of BCI (3)
Baltic Wolf	2010	Cargill International S.A.	July 2014	100% of BCI (4)
Baltic Tiger	2011	Swissmarine Services S.A	October 2014	102.75% of BCI (5)
Baltic Lion	2012	Cargill International S.A.	November 2014	102.75% of BCI (6)

Ultramax Vessels
Baltic Hornet	2014	TBD	TBD	TBD	Q3 2014
Baltic Wasp	2014	TBD	TBD	TBD	Q4 2014
Baltic Scorpion	2015	TBD	TBD	TBD	Q2 2015
Baltic Mantis	2015	TBD	TBD	TBD	Q3 2015

Supramax Vessels
Baltic Leopard	2009	Daiichi Chuo Kisen Kaisha	May 2014	$9,700 (7)
Baltic Panther	2009	Bulkhandling Handymax A/S	August 2014	Spot Pool (8)
Baltic Jaguar	2009	Resource Marine Pte. Ltd. (part of the Macquarie group of companies)	June 2014	95% of BSI (9)
Baltic Cougar	2009	Bulkhandling Handymax A/S	August 2014	Spot Pool (8)

Handysize Vessels
Baltic Wind	2009	Agriculture & Energy Carriers Ltd.	June 2014	$10,550 (10)
Baltic Cove	2010	Trammo Bulk Carriers	January 2015	106% of BHSI (11)
Baltic Breeze	2010	Cargill International S.A.	July 2014	115% of BHSI (12)
Baltic Fox	2010	Clipper Logger Pool	September 2015	Spot Pool (13)
Baltic Hare	2009	Clipper Logger Pool	September 2015	Spot Pool (13)

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)	The dates for the vessels being delivered in the future are estimates based on guidance received from the sellers.
(3)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 101.5% of the average of the daily rates of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited (“Genco”). The minimum and maximum expiration dates of the time charter are February 1, 2015 and April 15, 2015, respectively.
(4)	We have reached an agreement with Cargill International S.A. on a spot market-related time charter based on 100% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco. The duration of the spot market-related time charter is 21.5 to 26.5 months.
(5)	We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 102.75% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on November 29, 2013.
(6)	We have reached an agreement with Cargill International S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 102.75% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on December 29, 2013.
(7)	The vessel redelivered to Baltic Trading on May 7, 2014 and is expected to enter drydocking for scheduled repairs on or about May 10, 2014. The vessel was previously fixed with Daiichi Chuo Kisen Kaisha on a time charter at a rate of $9,700 per day which began on March 14, 2014.
(8)	We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Baltic Trading can withdraw a vessel with three months’ notice.
(9)	We have reached an agreement with Resource Marine Pte. Ltd. on a spot market-related time charter for a minimum of 20.5 months to a maximum end date of July 11, 2014 based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.
(10)	We have reached an agreement with Agriculture & Energy Carriers Ltd. on a time charter for 2 to 4.5 months at a rate of $10,550 per day. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on March 19, 2014.
(11)	We have reached an agreement with Trammo Bulk Carriers on a spot market-related time charter for 10.5 months to a maximum expiration date of April 1, 2015 based on 106% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on February 15, 2014.
(12)	The rate for the spot market-related time charter is based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.
(13)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. The vessels will remain in the pool for a minimum period of two years.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the first quarter of 2014 of $0.01 per share payable on or about May 27, 2014 to all shareholders of record as of May 20, 2014.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The application of the formula in our policy would not have resulted in a dividend for the first quarter of 2014. However, our Board of Directors nonetheless determined to declare a $0.01 per share dividend after taking into account our cash flow and our liquidity and capital resources. Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Thursday, May 8, 2014 at 8:30 a.m. Eastern Time to discuss its 2014 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (888) 329-8877 or (719) 457-2645 and enter passcode 3356720.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 3356720. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.BalticTrading.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company’s acquisition or disposition of vessels; (xiii) our ability to leverage Genco’s relationships in the shipping industry; (xiv) the completion of definitive documentation with respect to charters; (xv) charterers’ compliance with the terms of their charters in the current market environment; (xvi) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company’s agreements to acquire vessels; (xvii) obtaining, completion of definitive documentation for, and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.